Exhibit 99.1
FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 13, 2010
CARE INVESTMENT TRUST INC. ANNOUNCES
COMPLETION OF SALE OF CONTROL TO TIPTREE FINANCIAL PARTNERS, L.P.;
EXPIRATION OF CASH TENDER OFFER
NEW YORK — August 13, 2010 — Care Investment Trust Inc. (NYSE: CRE) (“Care” or the “Company”), a real estate investment and finance company formed to invest in healthcare-related real estate and commercial mortgage debt, today announced, upon approval by the Company’s stockholders, the completion of sale of control to Tiptree Financial Partners, L.P. (“Tiptree”) through the issuance of shares of its common stock to Tiptree and also announced the expiration of its cash tender offer.
As previously announced on March 16, 2010, Care entered into a purchase and sale agreement (the “Purchase Agreement”), as amended, with Tiptree providing for the sale of control of the Company through a combination of an equity investment by Tiptree in newly issued common stock of the Company at $9.00 per share and a cash tender offer (the “Tender Offer”) by the Company for up to 100% of the Company’s issued and outstanding shares of common stock also for $9.00 per share (collectively, the “Tiptree Transaction”).
Pursuant to the terms and conditions set forth in the Purchase Agreement, the Company issued to Tiptree 6,185,050 newly issued shares of the Company’s common stock, representing approximately 92.2% of the Company’s outstanding common stock after taking into account the shares tendered by the stockholders to the Company in the Tender Offer.
The Tender Offer expired at 12:00 p.m., New York time, on Friday, August 13, 2010. Upon expiration of the Tender Offer, the Company accepted for purchase all shares that were validly tendered. As of the expiration of the Tender Offer, a total of approximately 19.74 million shares of common stock were properly tendered to the Company, representing approximately 97.4% of the outstanding shares of common stock of the Company eligible to be tendered prior to the new issuance of common stock to Tiptree. The Company will promptly commence payment to tendering stockholders.
In connection with the Tiptree Transaction, and effective as of August 13, 2010, Gerald E. Bisbee, Jr. Ph.D, Karen P. Robards and Steven N. Warden resigned from the Board of Directors of the Company, and the Board appointed Michael G. Barnes, Geoffrey N. Kauffman, William A. Houlihan and Jonathan Ilany, each designated by Tiptree, to fill the vacancies resulting from the resignations of Mr. Bisbee, Ms. Robards and Mr. Warden and an additional vacancy created by an increase in the size of the Company’s Board approved prior to the closing. Following a transition period, the Company will be advised by TREIT Management LLC, an affiliate of Tiptree, who will replace CIT Healthcare LLC in that capacity.

About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate and commercial mortgage debt. It is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
About Tiptree Financial Partners, L.P.
Formed in 2007, Tiptree Financial Partners, L.P. is a diversified financial services holding company focused on Insurance, Real Estate, Tax Exempt Finance, Corporate Loans, and Banking and Specialty Finance. It is primarily owned by a diverse group of major financial institutions, and is externally managed by an affiliate.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K/A, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For more information on the Company, please visit the Company’s website at www.carereit.com
FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:	AT FINANCIAL RELATIONS BOARD:

Torey Riso	Leslie Loyet
President & Chief Executive Officer	Analysts / Investors
(212) 771-9516	(312) 640-6672
torey.riso@carereit.com	lloyet@mww.com

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